Exhibit 21

TRATON SE

as Contributor

and

TRATON International S.A.

as Issuer

Contribution Agreement

THIS CONTRIBUTION AGREEMENT (the “Agreement”) is made on and effective as of 25 February 2021.

BETWEEN

(1)	TRATON SE (formerly known as Volkswagen Truck & Bus GmbH), a Societas Europaea incorporated and existing under the laws of Germany, registered with the commercial register of the local court in Munich (Amtsgericht München) under number HRB 246068, and having its registered office at Dachauer Str. 641, D-80995 Munich, Germany (the “Contributor”);

AND

(2)	TRATON International S.A., a public limited company (société anonyme) existing under the laws of the Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies’ Register under number B 247249 and having its registered office located at 19-21, route d’Arlon, L-8009 Strassen, Grand Duchy of Luxembourg (the “Issuer”);

each a “Party” and together the “Parties” to this Agreement.

RECITALS

(A)	The Contributor holds sixteen million two hundred forty-two thousand twelve (16,242,012) shares of common stock, having a par value of ten US Dollar cents (USD 0.10) each, of Navistar International Corporation, a Delaware corporation registered with the Delaware Department of State: Divisions of Corporation under file number 2337930, and having its registered office located at 251, Little Falls Drive, Wilmington, New Castle, DE 19808, United States of America (“Navistar”) directly in the Contributor’s name on Navistar’s share registry (the “Registered Shares”).

(B)	The Contributor also holds three hundred eighty-seven thousand six hundred fifty-five (387,655) shares of common stock, having a par value of ten US Dollar cents (USD 0.10) each of Navistar through UniCredit Bank AG (“UniCredit”) (the “Street Name Shares”, and together with the Registered Shares, the “Assets”)

(C)	The Contributor contemplates to contribute the Assets to the Issuer in exchange for the issue of two (2) new preferred shares by the Issuer under the terms and conditions of this Agreement.

THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	Construction

1.1	Definitions

When used in this Agreement, the following terms have the following meanings:

“Agreement” means this contribution agreement.

“Assets” has the meaning set out in the above Recitals.

“Beneficial Ownership” means the undivided interest in all economic accoutrements and other rights appurtenant to stock, including the power to instruct action in respect of such stock notwithstanding that registered ownership may be nominally held by another or such power and indicia of ownership otherwise considered indirect or constructive.

“Business Day” means any day on which banks are open for general business in Luxembourg.

“Computershare” has the meaning set out in clause 5.2 of this Agreement.

“Contributor” has the meaning set out in the above parties section.

“EGM” means the general meeting of shareholders of the Issuer resolving to issue the New Shares.

“Issuer” has the meaning set out in the above parties section.

“New Shares” has the meaning set out in clause 2 of this Agreement.

“Party” and “Parties” have the meaning set out in the above parties section.

“Registered Shares” has the meaning set out in the above Recitals.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Street Name Shares” has the meaning set out in the above Recitals.

“Transfer Date” has the meaning set out in clause 2 of this Agreement.

“UniCredit” has the meaning set out in the above Recitals.

1.2	Interpretation

In this Agreement:

(a)	any reference to any agreement is to be construed as a reference to such agreement as it may be amended, supplemented, modified or extended from time to time, whether before or after the date hereof;

(b)	a reference to a person or persons is, where relevant, deemed to be a reference to or to include their respective successors, permitted assignees or transferees, as appropriate;

(c)	reference to clauses are references to clauses to this Agreement and reference to this Agreement includes its annexes, if any;

(d)	a reference to a law or regulation or any provisions thereof is to be construed as a reference to such law, regulation or provisions as the same may have been, or may from time to time hereafter be, amended or re-enacted; and

(e)	words denoting the singular include the plural and vice versa;

(f)	words denoting a gender also include the other gender;

(g)	words denoting persons include bodies corporate, partnerships, associations and any other organised groups of persons or entities whether incorporated or not.

1.3	Clause headings

Clause headings are for ease of reference only and shall not affect interpretation.

2.	Contribution and transfer of the Assets – Consideration

The Contributor hereby contributes and transfers the Assets to the Issuer in exchange for the issue of two (2) new preferred shares with a nominal value of one hundred Euro (EUR 100.-) each (the “New Shares”) to be issued by the Issuer on the EGM (the “Transfer Date”).

3.	Valuation

The Contributor and the Issuer agree and confirm that the value of the Assets as at the Transfer Date amounts to seven hundred forty million twenty thousand one hundred eighty-one US Dollar and fifty US Dollar cents (USD 740,020,181.50). The Contributor agrees that the total contribution in the amount of seven hundred forty million twenty thousand one hundred eighty-one US Dollar and fifty US Dollar cents (USD 740,020,181.50) shall consist, after conversion into Euro on the basis of the Euro/Dollar conversion rate published by the European Central Bank on the day before the EGM, of two hundred Euro (EUR 200.-) for the share capital and the rest for the share premium account of the preferred shares.

With regard to the planned contribution in kind of the Assets to the Issuer, the Contributor will compensate to the Issuer the difference between the agreed merger price of forty-four US Dollars and fifty US Dollar cents (USD 44.50) per shares of common stock, having a par value of ten US Dollar cents (USD 0.10) each, of Navistar and the average stock price of one (1) share of common stock, having a par value of ten US Dollar cents (USD 0.10), of Navistar observed as of the date of contribution, only in the event that the transaction between the Contributor and Navistar pursuant to which a wholly owned subsidiary of the Contributor shall be merged with and into Navistar with Navistar being the surviving entity would not be closed.

4.	Representations, warranties and covenants

4.1	The Contributor represents and warrants to the Issuer that at the Transfer Date:

(a)	the Contributor (i) has full Beneficial Ownership of the Assets, (ii) is the registered owner of the Registered Shares in Navistar’s share registry, and (iii) holds the Street Name Shares indirectly through UniCredit. Accordingly, the Contributor is the only person entitled to and having power to dispose of the Assets.

(b)	the Assets are freely transferable to the Issuer in accordance with applicable laws.

(c)	the Assets are unencumbered, not subject to any lien, arrest, opposition, or any other charge or right of any third party, in particular no pre-emption rights which have not been duly waived or any other rights attached to the Assets by virtue of which any person may be entitled to demand that the Assets be transferred to him.

(d)	the Beneficial Ownership of the Assets shall be validly contributed, converged and transferred by the Contributor to the Issuer upon holding of an extraordinary general meeting in the presence of a Luxembourg notary, whereby the Assets will be contributed to the Issuer against the issuance of the New Shares, without such transfer of Beneficial Ownership being conditional upon any other formalities to be carried out in any other jurisdiction

4.2	For the avoidance of doubt, the Issuer agrees that the Contributor was the stockholder of record on the record date for Navistar’s 2021 annual stockholder meeting (the “Annual Meeting”) and the Issuer therefore acknowledges that, for the sole purpose of the Annual Meeting, the right to vote at the Annual Meeting and any adjournments or postponements thereof shall remain with the Contributor.

4.3	The Issuer represents and warrants to the Contributor that at the Transfer Date:

(a)	No General Solicitation. Issuer is not acquiring the Assets as a result of any advertisement, article, notice or other communication regarding the Assets published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(b)	Investment Purpose. Issuer is acquiring the Assets pursuant to an exemption from registration under the Securities Act solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. The Issuer has acknowledged the Securities Act and any applicable state securities laws and acknowledges that the Assets may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Issuer has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of and form an informed decision with respect to the herein envisaged contribution of the Assets and to protect its own interest in connection with such.

(c)	Reliance on Exemptions. Issuer understands that the Assets are being contributed to it in reliance on one or more specific exemptions from the registration requirements of United States federal and state securities Laws and that the Contributor is relying upon the truth and accuracy of Issuer’s representations and warranties set forth in this Agreement to determine the availability of such exemption.

4.4	The Issuer covenants that, immediately following the Transfer Date and before it consummates the intended contribution of the Assets further to TRATON US Inc., a Delaware corporation wholly-owned by the Issuer (“TRATON US”), the Issuer will cause TRATON US to execute a joinder to the stockholder agreement entered into by and among the Contributor and Navistar on 5 September 2016.

4.5	The Issuer covenants that the New Shares shall be validly issued and allotted to the Contributor as fully paid up shares at the EGM.

5.	Additional actions

5.1	The Parties undertake to comply with any necessary formalities, make any necessary registrations, notifications, publications and/or filings and take any further action required in respect of the transfer of the Assets.

5.2	The Contributor undertakes to execute and deliver any documents and agreements and take any further actions deemed by the Contributor, Computershare Trust Company, N.A. (“Computershare”) or UniCredit to be necessary to record the transfer of the Assets from Contributor to TRATON US in the records of Computershare and UniCredit respectively.

6.	No waiver

No failure or delay of a Party to exercise any right or remedy under this Agreement shall be considered, or operate as, a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

7.	Amendments

This Agreement may only be amended or supplemented by a written agreement signed by all of the Parties.

8.	Assignment

None of the Parties may assign any of their rights under this Agreement without the written consent of the other Party.

9.	Notices

All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered personally to the Party to whom notice is to be given, or (ii) on the first Business Day after delivery to an international courier service, if properly addressed and all costs prepaid, to the Parties as follows:

For the Contributor:

Attn. Andreea Costa (T-FA)

Dachauer Str. 641

D-80995 Munich

Germany

For the Issuer:

Attn. Frank Mitschke

19-21 route d’Arlon

L-8009 Strassen

Grand Duchy of Luxembourg

Either Party may change its address for the purpose of this clause by giving the other Party written notice of its new address.

10.	Severability

If one or more of the provisions of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected and any invalid provision shall be deemed to be severable. Each of the Parties agrees in such case to use its best efforts to negotiate in good faith a legally valid and economically equivalent replacement provision.

11.	Costs

Each Party shall bear its own costs, fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement.

12.	Counterparts

This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, all of which shall together constitute one instrument.

13.	Governing law and jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the Grand Duchy of Luxembourg. The Parties irrevocably agree that any disputes arising out of or in connection with this Agreement shall be submitted exclusively to the courts of the City of Luxembourg, Grand Duchy of Luxembourg.

The Parties have executed this Agreement in counterparts, each Party acknowledging receipt of one copy on the date first above written.

[Remainder of page remains intentionally blank and signature page follows]

[Signature page – Contribution Agreement TRATON SE and TRATON International S.A.]

THE CONTRIBUTOR TRATON SE

/s/ Christian Schulz	/s/ Annette Danielski
By: Christian Schulz Title: Chief Financial Officer	By: Annette Danielski Title: Head of Group Finance

THE ISSUER TRATON International S.A.

/s/ Frank Mitschke	/s/ Ismaël Aït Hassou
By: Frank Mitschke Title: Member of the Management Board	By: Ismaël Aït Hassou Title: Daily Business Manager